                                METALLURG, INC.
                               6 EAST 43RD STREET
                              NEW YORK, N.Y. 10017
                   TELEPHONE (919) 687-9470 / (919) 835-0901
                            FACSIMILE (915) 637-0091

FOR IMMEDIATE RELEASE

                     METALLURG BEGINS CONSENT SOLICITATION

     New York, NY -- June 19, 1998 -- Metallurg, Inc. (OTCBB: MEAL) announced today that in connection with its previously announced acquisition by an investor group led by Safeguard International Fund, L.P., Metallurg would promptly begin soliciting consents from the registered holders of its 11% Senior Notes due 2007.

     Consents under the consent solicitation would make the "change of control" provisions of the indenture, dated as of November 25, 1997, by and among Metallurg, the guarantors named therein, and IBJ Schroder Bank & Trust Company inapplicable to the proposed acquisition for all noteholders and amend the definition of "Permitted Holders" to reflect the proposed acquisition. The purposes of the consent are to facilitate the proposed acquisition of Metallurg, which will be structured as a merger, including the appointment of a new board of directors pursuant to the terms of the merger agreement and to change the definition of "Permitted Holders" under the indenture to reflect the beneficial ownership of Metallurg following the merger.

     The consent solicitation will expire at 5:00 p.m., New York City time, on July 2, 1998, unless extended by Metallurg in its sole discretion, but if the requisite consents are received prior to such date, the consents will become irrevocable.

     BancBoston Securities Inc. is acting as the solicitation agent and D.F. King & Co., Inc. as the information agent, with respect to the consent solicitation.

     Metallurg will distribute consent solicitation materials to its noteholders beginning on June 19, 1998. Copies of the Consent Solicitation materials are available from D.F. King & Co., Inc., 77 Water Street, New York, NY 10005. Banks and brokers call collect at (212) 269-5530, and others call toll free at (800) 859-8509.

     Metallurg, founded in 1911, is an international producer and seller of high quality metal alloys and specialty metals used by manufacturers of steel, aluminum, superalloys and titanium and other metal consuming products.




                                  Page 2 of 2